                                                                     EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                          BEASLEY FM ACQUISITION CORP.
                                     BUYER

                                      AND

                     FORUS COMMUNICATIONS OF GEORGIA, INC.,

                     FORUS COMMUNICATIONS OF ATLANTA, INC.,

                                 LIND CARL VOTH

                                      AND

                                  SIMON ROSEN
                              COLLECTIVELY, SELLER

                          DATED AS OF AUGUST 26, 1999

                               TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I. ASSETS TO BE CONVEYED...............................................1

      1.1  Licenses and Authorizations.........................................1
      1.2  Station Equipment...................................................1
      1.3  Contracts...........................................................2
      1.4  Real Property.......................................................2
      1.5  Call Signs, Promotional Materials and Intangibles...................2
      1.6  Records.............................................................2
      1.7  Accounts Receivable.................................................3
      1.8  Non-Compete Agreement...............................................3
      1.9  Excluded Assets.....................................................3

ARTICLE II. ASSUMPTION OF LIABILITIES..........................................4

ARTICLE III. PURCHASE PRICE AND PAYMENT........................................4

ARTICLE IV. PRORATIONS AND ADJUSTMENTS.........................................4

ARTICLE V. [RESERVED]..........................................................5

ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF SELLER...........................5

      6.1  Organization........................................................5
      6.2  Authorization.......................................................6
      6.3  No Breach...........................................................6
      6.4  Station Licenses....................................................6
      6.5  Station Applications................................................7
      6.6  Title to Assets.....................................................7
      6.7  Condition of Equipment..............................................7
      6.8  Condition of Real Property..........................................7
      6.9  Contracts...........................................................8
      6.10 Employees...........................................................9
      6.11 Employee Benefit Plans..............................................9
      6.12 Litigation.........................................................10
      6.13 Payment of Taxes...................................................10
      6.14 Compliance With Laws...............................................11
      6.15 Insolvency Proceedings.............................................12
      6.16 Citizenship........................................................12
      6.17 Patents, Trademarks, Copyrights....................................12
      6.18 Financial Statements...............................................12
      6.19 Sufficiency of Assets..............................................13
      6.20 No Misleading Statements...........................................13

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ARTICLE VII. REPRESENTATIONS AND WARRANTIES OF BUYER..........................13

      7.1  Organization.......................................................13
      7.2  Authorization......................................................13
      7.3  No Breach..........................................................13
      7.4  Litigation.........................................................14
      7.5  No Misleading Statements...........................................14
      7.6  Qualification as Broadcast Licensee................................14

ARTICLE VIII. ENVIRONMENTAL MATTERS...........................................14

ARTICLE IX. PRE-CLOSING OBLIGATIONS...........................................14

      9.1  Application for Commission Consent.................................14
      9.2  Other Governmental Consents........................................15
      9.3  Financial Information..............................................15
      9.4  Third Party Consents...............................................15
      9.5  Environmental Site Assessment......................................15
      9.6  Title Insurance....................................................16
      9.7  [Reserved].........................................................16
      9.8  Confidentiality....................................................16
      9.9  Access.............................................................16
      9.10 Employee Matters...................................................16
      9.11 Operations Prior to Closing........................................17
      9.12 Adverse Developments...............................................18
      9.13 Administrative Violations..........................................18
      9.14 [Reserved.]........................................................18
      9.15 Control of Stations................................................18
      9.16 Buyer's Financing..................................................18
           9.16.1  Other Documents and Acts...................................18
           9.16.2  Senior Lender's Consent....................................19

ARTICLE X. CONDITIONS PRECEDENT...............................................19

      10.1 Mutual  Conditions.................................................19
           10.1.1  Governmental Consents......................................19
           10.1.2  Absence of Litigation......................................19
      10.2 Conditions to Buyer's Obligation...................................19
           10.2.1  Representations and Warranties.............................19
           10.2.2  Compliance with Conditions.................................19
           10.2.3  No Material Adverse Development............................19
           10.2.4  Title Commitment and Surveys...............................19
           10.2.5  Validity of Station Licenses...............................20
           10.2.6  Closing Documents..........................................20
           10.2.7  Third Party Consents.......................................20
           10.2.8  [Reserved.]................................................20
           10.2.9  Settlement of Claims.......................................20
           10.2.10 Finality...................................................20

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           10.2.11 Satisfactory Environmental Assessment......................20
      10.3 Conditions to Seller's Obligation..................................21
           10.3.1  Representations and Warranties.............................21
           10.3.2  Compliance with Conditions.................................21
           10.3.3  Payment....................................................21
           10.3.4  Closing Documents..........................................21

ARTICLE XI. CLOSING...........................................................21

      11.1 Closing Date.......................................................21
      11.2 Performance at Closing.............................................21
           11.2.1  Seller shall deliver to Buyer:.............................21
           11.2.2  Buyer shall deliver to Seller:.............................22
           11.2.3  Other Documents and Acts...................................23

ARTICLE XII. POST-CLOSING OBLIGATIONS.........................................23

      12.1 Indemnification....................................................23
           12.1.1  Buyer's Right to Indemnification...........................23
           12.1.2  Seller's Right to Indemnification..........................23
           12.1.3  Conduct of Proceedings.....................................24
           12.1.4  Indemnification Not Sole Remedy............................24
           12.1.5  Limits on and Conditions of Indemnification;
                   Threshold and Cap..........................................24
      12.2 Post-Closing Access................................................25

ARTICLE XIII. DEFAULT AND REMEDIES............................................25

      13.1 Termination by Seller..............................................25
      13.2 Termination by Buyer...............................................25
      13.3 Letter of Credit...................................................26
      13.4 [Reserved].........................................................26
      13.5 Buyer's Remedies...................................................26
      13.6 Breach of Contract.................................................27

ARTICLE XIV. TERMINATION......................................................27

      14.1 Absence of Commission Consent......................................27
      14.2 Designation for Hearing............................................27
      14.3 Damage.............................................................27
           14.3.1  Risk of Loss...............................................27
           14.3.2  Failure of Broadcast Transmission..........................28
           14.3.3  Resolution of Disagreements................................28

ARTICLE XV. POST-CLOSING OBLIGATIONS OF SELLER................................29

ARTICLE XVI. GENERAL PROVISIONS...............................................29

      16.1 Brokerage..........................................................29
      16.2 Expenses...........................................................29
      16.3 Notices............................................................29

    16.4   Attorneys' Fees....................................................31
    16.5   Survival of Representations, Warranties and Indemnification
           Rights.............................................................31
    16.6   Exclusive Dealings.................................................31
    16.7   Waiver.............................................................31
    16.8   Assignment.........................................................31
    16.9   Entire Agreement...................................................31
    16.10  Counterparts.......................................................32
    16.11  Construction.......................................................32
    16.12  Schedules and Exhibits.............................................32
    16.13  Severability.......................................................32
    16.14  Choice of Law......................................................32
    16.15  Counsel............................................................32

                                 DEFINED TERMS

           As used herein, the following terms shall have the meanings defined in the introduction, background or section indicated below:

Adjustment Date                            Article IV
Administrative Violation                   Section 9.13
Agreement                                  Introduction
Assets                                     Article I
Assignment Applications                    Section 9.1
Barter Agreements                          Section 1.3
Buyer                                      Introduction
Buyer Indemnitees                          Section 12.1.1
Closing                                    Article II
Closing Date                               Section 11.1
Code                                       Section 6.11
Commission                                 Background
Contract Date                              Introduction
Contracts                                  Section 1.3
Covenant                                   Section 1.5
Credit Agreement                           Section 7.3
Employee Plan                              Section 6.11
Environmental Assessment                   Section 9.5
Environmental Laws                         Section 9.5
ERISA                                      Section 6.11
Escrow Agent                               Section 13.3
Escrow Agreement                           Section 13.3
FAA                                        Section 6.14(e)
FCC                                        Background
FCC Consent                                Section 10.1.1
Final Order                                Section 10.2.10
Financial Statements                       Section 6.18
Hired Employees                            Section 9.10
Indemnified Party                          Section 12.1.3
Indemnitor                                 Section 12.1.3
Intangible Property                        Section 1.5
Landlord Consents                          Section 6.8(c)
Lease Agreements                           Section 6.8(c)
Letter of Credit                           Section 13.3
Liens                                      Section 6.6

Material Contracts                         Section 9.4
Operating Contracts                        Section 1.3
Payment Date                               Article IV
Permitted Liens                            Section 6.6
Promotional Rights                         Section 6.17
Purchase Price                             Section 3.1
Real Property                              Section 1.4
Receivables                                Section 1.7
Required Consent                           Section 9.4
Sales Agreements                           Section 1.3
Seller                                     Introduction
Seller Indemnitees                         Section 12.1.2
Senior Lenders                             Section 7.3
Station Applications                       Section 1.1
Station Equipment                          Section 1.2
Station Licenses                           Section 1.1
Station Records                            Section 1.6
Stations                                   Background
Title Commitment                           Section 9.6
Trade Agreements                           Section 1.3
Transaction                                Background

                        TABLE OF SCHEDULES AND EXHIBITS

SCHEDULE                            TITLE
1.1                                 Licenses and Authorizations
1.2                                 Station Equipment
1.3(a)                              Operating Contracts
1.3(c)                              Sales Agreements
1.3(d)                              Trade Agreements
1.3(e)                              Barter Agreements
1.4                                 Real Property
1.5                                 Call Signs, Promotional
                                    Materials and Intangibles
6.1                                 Organization
6.3                                 No Breach
6.6(a)                              Title to Assets
6.6(b)                              Permitted Liens
6.8(c)                              Liens on Leases; Assignment
                                    Restrictions on Lease Agreements
6.10                                Employees
6.11                                Employee Benefits Plans
6.12                                Litigation
6.18                                Financial Statements

EXHIBIT                             TITLE
A                                   Non Compete Agreement
B                                   Opinion of Seller's Counsel
C                                   Escrow Agreement
D                                   Landlord Consent

                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement (the "Agreement") is made and entered on August 26, 1999 (the "Contract Date"), by and among BEASLEY FM ACQUISITION CORP., a Delaware corporation ("Buyer") and FORUS COMMUNICATIONS OF GEORGIA, INC., a Georgia corporation ("Forus Georgia"), FORUS COMMUNICATIONS OF ATLANTA, INC., a Georgia corporation ("Forus Atlanta" and, together with Forus Georgia, the "Licensees"), LIND CARL VOTH and SIMON ROSEN ("Voth-Rosen") (the Licensees and Voth-Rosen being collectively referred to as "Seller," or each individually as an "Owner").

                                  BACKGROUND:

         Forus Georgia is the licensee, owner and operator of Broadcast Station WAEC (AM), 860 Khz, Atlanta, Georgia and Forus Atlanta is the licensee, owner and operator of Broadcast Station WWWE (AM), 1100 Khz, Hapeville, Georgia (together, the "Stations"), pursuant to certain authorizations issued by the Federal Communications Commission (the "Commission" or "FCC"), and the individual Owners each own certain assets used or held for use solely in connection with the operation of the Stations. Seller desires to sell and assign and Buyer desires to purchase and acquire substantially all of the property and assets used or held for use in the operation of the Stations upon the terms set forth in this Agreement (the "Transaction"). The parties acknowledge that the licenses issued by the Commission for the operation of the Stations may not be assigned without the prior written consent of the Commission. Accordingly, in consideration of the foregoing and of the mutual promises, covenants, and conditions set forth below, the parties agree as follows:

                                   ARTICLE I.
                             ASSETS TO BE CONVEYED

         On the Closing Date (as defined below), subject to and in reliance upon the covenants, representations, warranties and agreements set forth herein, and subject to the terms and conditions contained herein, Seller shall sell, assign, transfer and deliver to Buyer and Buyer shall purchase from Seller, all of the assets used or held for use in the operation of the Stations, other than Excluded Assets (as defined below), including without limitation, the following (collectively, the "Assets"):

         1.1 Licenses and Authorizations. Any licenses, permits, permissions and other authorizations issued to Seller for the operation of the Stations by the Commission or any other governmental agencies, including, but not limited to, those listed on Schedule 1.1 and the right to use the Stations' call letters (the "Station Licenses"), and any applications for modification, extension or renewal thereof, and any pending applications for any new licenses, permits, permissions or authorizations pending on the Closing Date, including, but not limited to, those listed on Schedule 1.1 (the "Station Applications").

         1.2 Station Equipment. All the fixed and tangible personal property used or held for use in the operation of the Stations including, but not limited to, the transmitters, towers, ground system and studio equipment listed on Schedule 1.2 together with any replacements, improvements, or additions thereto made between the Contract Date and the Closing Date (the "Station Equipment").

         1.3 Contracts. All rights of Seller for the benefit of the Stations including, without limitation, those rights under (a) all agreements, contracts or leases described on Schedule 1.3(a); (b) such other contracts, agreements or leases entered into (i) with the written consent of Buyer, or
(ii) in the ordinary course of business and consistent with past practice, between August 26, 1999 and the Closing Date, that (x) are approved in writing by Buyer, or (y) do not, in the aggregate, impose obligations in excess of Ten Thousand Dollars ($10,000) on Buyer (the contracts, agreements and leases described in clauses (a) and (b) are collectively referred to as the "Operating Contracts"); (c) all contracts for the sale of time on the Stations for cash
(i) at rates substantially in accordance with the Stations' past practices with a term ending on or before May 31, 2000, (ii) set forth on Schedule 1.3(c), or
(iii) entered into with the written consent of Buyer ("Sales Agreements"); (d) contracts for the sale of time on the Stations in exchange for merchandise or services used or useful for the benefit of the Stations, set forth on Schedule 1.3(d), to the extent that such contracts (i) were entered into in the ordinary course of business, (ii) are preemptible for cash time sales, and
(iii) obligate Buyer to provide advertising time only on a "run of schedule" basis ("Trade Agreements"); and (e) contracts for the sale of time on the Stations in exchange for programming set forth on Schedule 1.3(e) or entered into after the Contract Date with the written consent of Buyer ("Barter Agreements"). (The Operating Contracts, Sales Agreements, Trade Agreements, and Barter Agreements are referred to collectively as the "Contracts.")

         1.4 Real Property. All right, title and interest of any Seller in the real property used or held for use or necessary in the operation of the Stations and owned, leased, or licensed by Seller or its affiliates, as described in Schedule 1.4, or acquired for the benefit of the Stations by Seller or its affiliates with the written consent of Buyer between the Contract Date and Closing Date (the "Real Property").

         1.5 Call Signs, Promotional Materials and Intangibles. All of Seller's or its affiliates' rights in the Stations' call signs, copyrights, patents, trademarks, trade names, slogans, logos, service marks, computer software, magnetic media, data processing files, systems and programs, business lists, trade secrets, sales and operating plans, all goodwill of the Stations and other similar intangible property rights used or held for use in the operation of the Stations, including but not limited to the intangible property identified on Schedule 1.5 (the "Intangible Property").

         1.6 Records. All records, including but not limited to all books of account, customer lists, supplier lists, computer programs and software, employee personnel files, local public inspection file materials, engineering data, logs, programming records, consultants' reports, ratings reports, budgets, marketing and demographic data, financial reports and projections, lists of advertisers, promotional materials, and sales, operating and business plans, relating to or used in the operation of the Stations or necessary or desirable to show compliance with any law or regulation applicable to the Stations or the operation of the Stations and not pertaining solely to Seller's internal corporate affairs or its other stations or interests (the

"Station Records"), provided, however, for a period of three (3) years following the Closing Date, Buyer shall cooperate with and make available to each Owner, upon reasonable prior notice, during normal business hours and at the Owners' expense, Station Records for inspection and duplication so long as such inspection and copying do not unreasonably interfere with Buyer's operation of the Stations.

         1.7 Accounts Receivable. At the consummation of the transaction contemplated by this Agreement on the Closing Date, Seller shall assign to Buyer, for purpose of collection only, all of Seller's accounts receivable outstanding as of the Closing Date arising from the operation of the Stations (the "Receivables"). For a period of one hundred twenty days (120) after the Closing Date, Buyer will collect in the normal course of business for the account of Seller the Receivables. Seller will furnish Buyer with a complete list of the Receivables at or as soon as is reasonably possible after the Closing. Buyer will not adjust, compromise or settle any dispute concerning the Receivables without prior written consent of Seller. Thirty-five (35), sixty-five (65) and ninety-five (95) days after the Closing Date, Buyer shall pay to Seller all amounts collected on account of the Receivables during the first thirty (30), sixty (60) and ninety (90) days following the Closing Date, respectively, and provided, further, that any payment received by Buyer during the one hundred thirty (130) day period (described below) from any customer which continues to be serviced by Buyer shall be applied to the oldest accounts receivable outstanding. The obligation of Buyer hereunder will be to collect such accounts receivable in the ordinary and normal course of business and does not extend to the institution of litigation, employment of counsel or a collection agency, or any other extraordinary means of collection. Within one hundred thirty (130) days of the Closing Date, Buyer will deliver to Seller the balance of amounts collected on account of the Receivables. Buyer shall then reassign to Seller the Receivables that remain uncollected.

         1.8 Non-Compete Agreement. At Closing, Seller and Buyer shall enter into a Non-Compete Agreement in the form set forth in Exhibit A (the "Covenant").

         1.9 Excluded Assets. It is understood and agreed that the following assets shall not be among the Assets purchased pursuant to this
Agreement:

                  (a) Seller's cash on hand as of the Closing and any of Seller's interests in its bank accounts and all of Seller's other cash, cash equivalents, security funds, securities, investments, deposits, prepayments (including prepaid taxes and insurance), tax refunds and overpayments;

                  (b) Any insurance policies and proceeds thereof, promissory notes, amounts due from employees, bonds, letters of credit, certificates of deposits or other similar items and cash surrender value in regard thereto;

                  (c) Any pension, profit-sharing, or employee benefit plans, including all of Seller's interest in any Employee Plan (as defined in Section 6.11), and any collective bargaining agreements;

                  (d)      Any agreements not included among the Contracts;

                  (e) All tax returns and supporting materials, all original financial statements and supporting materials, all books and records that Seller is required by law to retain, all corporate minutes and records, and all records of Seller relating to the sale of the Assets; and

                  (f) Any interest in and to any refunds of federal, state, or local franchise, income or other taxes for periods prior to the Closing Date.

                                  ARTICLE II.
                           ASSUMPTION OF LIABILITIES

         Buyer shall assume or undertake to pay, satisfy or discharge those liabilities, obligations, commitments or responsibilities of Seller arising and accruing after or relating exclusively to the operation of the Stations after 11:59 p.m. Eastern Standard Time ("EST") of the day prior to the Closing Date. Buyer shall assume or undertake to pay, satisfy or discharge those liabilities, obligations, commitments or responsibilities of Seller arising and accruing after 11:59 p.m. EST of the day prior to the Closing Date and relating exclusively to the Contracts to be assigned to Buyer pursuant to (and as limited by) Section 1.3 above. If any Contract requires the consent of third parties for assignment, but (i) such consent has not been obtained as of the Closing Date, as required by Section 10.2.7, and (ii) in the case of Material Contracts (as defined below), Buyer waives such condition precedent to the closing of the transactions contemplated herein (the "Closing") in its sole discretion, then Buyer shall assume Seller's obligations under such Contract for the period after Closing during which Buyer receives the benefits to which Seller is currently entitled under such Contract (unless consent is subsequently obtained and such delay has not prejudiced Buyer, and unless the failure of Buyer to receive benefits under such Contract is due to Buyer's failure to perform Seller's obligations thereunder after Closing). Buyer will assume and honor the trade obligations set out in Schedule 1.3(d) up to the amount of Twenty One Thousand Dollars ($21,000). Except as otherwise expressly set forth in the preceding sentences of this Article II, Buyer shall not assume any other liabilities or obligations of Seller.

                                  ARTICLE III.
                           PURCHASE PRICE AND PAYMENT

         The purchase price for the Assets and the Covenant shall be Ten Million Dollars ($10,000,000) (the "Purchase Price"). At Closing, Buyer will pay the Purchase Price by wire transfer of federal funds (pursuant to wire instructions that Seller shall deliver to Buyer at least five (5) days prior to Closing) as follows: (i) Forus Georgia, Eight Million Dollars ($8,000,000);
(ii) Forus Atlanta, One Million Seven Hundred Fifty Thousand Dollars ($ 1,750,000) and (iii) Voth-Rosen, Two Hundred Fifty Thousand Dollars ($250,000).

                                  ARTICLE IV.
                           PRORATIONS AND ADJUSTMENTS

         Current real estate taxes, rent, utilities and all other normal income and expense items related to the Assets shall be apportioned between the parties to reflect the principal that all expenses and income arising from the operation of the Assets up through 11:59 p.m. EST of the day prior to the Closing Date (the "Adjustment Date") shall be for the account of Seller, and all expenses and income arising from the operation of the Assets acquired by Buyer after the Adjustment Date shall be for the account of Buyer. Three (3) days prior to the Closing Date Seller shall estimate all apportionments pursuant to this Article IV and shall deliver a statement of its estimates to Buyer (which statement shall set forth in reasonable detail the basis for those estimates). At the Closing, Buyer shall pay to Seller, or Seller shall pay to Buyer, as the case may be, the net amount due as a result of the estimated apportionments (excluding any item that is in dispute). Such payment shall be made by separate certified or cashier's check and not by credit towards or debit from the Purchase Price payable as provided in Article III hereof. Within sixty (60) days after the Closing (the "Payment Date"), Buyer shall deliver to Seller a statement of any adjustments to Seller's estimate of the apportionments, and Buyer shall pay to Seller, or Seller shall pay to Buyer, as the case may be, any amount due as a result of the adjustment (or, if there is any dispute, the undisputed amount). If Seller disputes Buyer's determinations, or if at any time after delivery of Buyer's statement of determinations, either party determines that any item included in the apportionments is inaccurate, or that an additional item should be included in the apportionments, the parties shall confer with regard to the matter and an appropriate adjustment and payment shall be made as agreed upon by the parties (or, if they are unable to resolve the matter, they shall select a firm of independent certified public accountants to resolve the matter, whose decision on the matter shall be binding and whose fees and expenses shall be borne equally by the parties). All amounts due pursuant to this subsection that are not paid on the Closing Date or the Payment Date shall bear interest from the Closing Date until paid at a rate per annum equal to generally prevailing prime interest rate (as reported by The Wall Street Journal) plus five percent (5%).

                                   ARTICLE V.
                                   [RESERVED]

                                  ARTICLE VI.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller makes the following representations and warranties, all of which have been relied upon by Buyer in entering into this Agreement and, except as otherwise specifically provided, all of which shall be true and correct at Closing.

         6.1 Organization. Each Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, is duly qualified to do business in, and is in good standing under, the laws of the State of Georgia. Each Owner has full power and authority to own, lease and operate its Assets and to conduct the business and operations of the Stations as currently conducted and proposed to be conducted and to enter into and perform this Agreement. The address of each Owner's chief executive offices, and the locations of all tangible personal property included in the Assets are listed in Schedule 6.1. Except as set forth in Schedule 6.1, during the past five (5) years, none of the Owners have, nor to the best of any of the Owner's knowledge, has any prior owner of the Stations been known by or used any corporate, partnership, fictitious or other name in the conduct of the Stations' business or in connection with the use or operation of the Assets.

         6.2 Authorization. The execution and delivery of this Agreement by each of the Licensees has been duly authorized by all necessary corporate action on each of their parts. Each of the Licensees shall deliver evidence of such authorization at Closing. Each of Voth-Rosen has full power and authority to execute and deliver this Agreement and to perform his respective obligations hereunder. This Agreement has been duly executed by Seller and delivered to Buyer and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as limited by laws affecting the enforcement of creditors' rights generally or equitable principles.

         6.3 No Breach. Except as provided on Schedule 6.3, none of (i) the execution, delivery and performance of this Agreement by Seller, (ii) the consummation of this Agreement and all other documents or instruments related thereto or executed in connection therewith or in contemplation of the Transaction, or (iii) Seller's compliance with the terms and conditions hereof will, with or without the giving of notice or the lapse of time or both, conflict with, breach the terms and conditions of, constitute a default under, or violate either of the Licensee's certificate of incorporation or bylaws, any judgment, decree, order, injunction, agreement, lease or other instrument to which Seller is a party or by which Seller is legally bound, or any law, rule, or regulation applicable to Seller or the operation of the Stations.

         6.4 Station Licenses. The Station Licenses are all of the licenses, permits, and other authorizations used or necessary to lawfully operate the Stations in the manner and to the full extent as they are now operated, and the Station Licenses are validly issued in the name of Seller. Seller has delivered to Buyer true and complete copies of the Station Licenses, including any and all amendments and other modifications thereto. The Station Licenses are in full force and effect, are valid for the balance of the current license term applicable generally to radio stations licensed to communities in the state where the Stations are located, so far as Seller has any knowledge, are unimpaired by any acts or omissions of Seller or any of its affiliates, or the employees, agents, officers, directors, or shareholders of Seller or any of its affiliates, and are free and clear of any restrictions which might limit the full operation of the Stations in the manner and to the full extent as they are now operated (other than restrictions under the terms of the licenses themselves). There are no applications, proceedings, or complaints pending or, to the knowledge of Seller, threatened which may have an adverse effect on the business or operation of the Stations (other than rulemaking proceedings that apply to the radio broadcasting industry generally). Seller is not aware of any reason why those of the Station Licenses subject to expiration might not be renewed in the ordinary course for a full term without material qualifications or of any reason why any of the Station Licenses might be revoked. The Stations are in compliance with the Commission's policy on exposure to radio frequency radiation. No renewal of any Station License would constitute a major environmental action under the rules of the Commission. There are no facts which, under the Communications Act of 1934, as amended, or the existing rules of the Commission, would disqualify Seller from assigning the Station Licenses or from consummating the transactions contemplated herein within the times contemplated herein. Seller maintains an appropriate public inspection file at the Stations' studio in accordance with Commission rules. Access to the Stations' transmission facilities are restricted in accordance with the policies of the Commission.

         6.5 Station Applications. There are no Station Applications pending with the Commission.

         6.6 Title to Assets. Except as set forth on Schedule 6.6(a), Seller has good and marketable title to the Assets, in the case of owned Assets, and a valid leasehold interest, in the case of leased Assets, in each case free and clear of all debts, liens, charges, security interests, mortgages, deeds of trust, pledges, judgments, trusts, adverse claims, liabilities, collateral assignments, leases, easements, covenants, encumbrances and other impairments of title ("Liens"), other than as set forth on Schedule 6.6(a). At Closing, Seller shall convey to Buyer good and marketable title to the Assets free and clear of all Liens other than those set forth on Schedule 6.6(b) ("Permitted Liens").

         6.7      Condition of Equipment.  The Station Equipment listed on
Schedule 1.2 constitutes all of the personal property that is used, held by the Seller or others for use by the Stations, or necessary to operate the Stations as they are now operated. The Station Equipment is in good operating condition and repair (reasonable wear and tear excepted), is maintained in compliance with good engineering practice, is performing satisfactorily, is not in need of repair, has been properly maintained, is available for immediate use and is otherwise sufficient to permit the Stations to operate in accordance with the Station Licenses and the rules and regulations of the Commission. All Station Equipment is type-approved or type-accepted where such type-approval or type-acceptance is required. No warranty is made regarding the Harris MW-1 1100 Khz transmitter.

         6.8      Condition of Real Property.

                  (a) The Real Property listed on Schedule 1.4 constitutes all the real property owned or leased by Seller or others in connection with the operation of the Stations as they are now operated.

                  (b) There are no encroachments upon the Real Property owned by Seller (the "Real Property-Owned") by any buildings, structures, or improvements located on adjoining real estate. None of the buildings, structures, or improvements (including without limitation any ground radials, guy wires or guy anchors) constructed on the Real Property-Owned encroach upon adjoining real estate, and all such buildings, structures, and improvements are constructed in conformity with or are "grandfathered" with respect to all "setback" lines, easements, and other restrictions, or rights of record, or that have been established by any applicable building or safety code or zoning ordinance. Such "grandfathered" approvals shall survive indefinitely the transfer of the Real Property-Owned to Buyer. No utility lines serving the Real Property-Owned pass over the lands of others except where appropriate easements have been obtained. There are no pending or, to the best of Seller's knowledge, threatened or contemplated condemnation or eminent domain proceedings that may affect the Real Property-Owned. There exists no writ, injunction, decree, order or judgment, nor any litigation, pending, or to the best of Seller's knowledge, threatened, relating to the ownership, use, lease, occupancy or operation of any of the Real Property-Owned. Seller's use and occupancy of the Real Property-Owned complies in all material respects with all regulations, codes, ordinances, and statutes of all applicable governmental authorities, including without limitation all environmental protection and sanitary laws and regulations, occupational safety and health regulations, and electrical codes. There are no material structural defects in the buildings, structures, and improvements located on the Real Property-Owned. Roofs of the Real Property-Owned are in good condition and repair, and all plumbing equipment, heating, ventilating and air conditioning equipment, electrical wiring, and water and sewage systems of the Real Property-Owned are operating properly and are free of any material defects.

                  (c) The leased premises are leased at the rates and for terms ending on the dates shown on Schedule 1.4 pursuant to the agreements described in Schedule 1.4 (the "Lease Agreements"), which are the sole and complete agreements concerning Seller's use of the leased premises. Each Lease Agreement is legal, valid, binding, enforceable and in full force and effect. Neither Seller nor any other party is in default, violation or breach in any respect under any Lease Agreement, and no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a default, violation or breach thereunder. No amount payable under any Lease Agreement is past due. Seller has not received any notice of a default, offset or counterclaim under any Lease Agreement or any other communication asserting non-compliance with any Lease Agreement. Seller has the exclusive right to use and occupy the premises leased under each Lease Agreement. Seller enjoys peaceful and undisturbed possession of the premises leased by Seller under the Lease Agreement. Except as set forth on Schedule 6.8(c), the Lease Agreements are free and clear of all Liens, except for lessors' interests in the leases. Seller has delivered to Buyer, true and complete copies of the Lease Agreements, together, in the case of any subleases or similar occupancy agreements, with copies of all overleases. Each lessor of the Lease Agreements has consented, in the form set forth in Exhibit D (a "Landlord Consent"), to the assignment of its respective Lease Agreement from Seller to Buyer on terms and conditions no less favorable than those in effect on the date hereof, and such assignment will not affect the validity, enforceability and continuity of any such lease.

                  (d) All utilities that are required for the full and complete occupancy and use of the Real Property-Owned for the purposes for which such properties are presently being used by Seller, including without limitation electric, water, sewer, telephone and similar services, have been connected and are in good working order. By the Closing Date, Seller will have paid all charges for such utilities, including without limitation any "tie-in" charges or connection fees, except for those charges that will not become due until after the Closing Date and that are to be prorated between Seller and Buyer pursuant to Article IV.

         6.9 Contracts. The Contracts are assignable to Buyer on terms and conditions no less favorable than those in effect on the date hereof without consent, or, if consent of the other contracting party to the assignment is required, Seller shall use its best efforts to secure such consent, at Seller's sole expense, prior to the Closing Date. Each Contract is in full force and effect and is unimpaired by any acts or omissions of Seller, Seller's employees, agents, officers, directors or shareholders. Seller has complied in all material respects will all Contracts to be assigned to Buyer hereunder, and there has not occurred as to any Contract any default by Seller or any event that, with notice or the lapse of time or otherwise, could become a default by Seller. Seller has not granted or been granted any waiver or forbearance with respect to any of the Contracts. To the best knowledge of Seller, there has not occurred as to any Contract any default by any other party thereto or any event that, with notice or the lapse of time or at the election of any person other than Seller, could become a default by such party. Those Contracts whose stated duration extends beyond the Closing Date will, at Closing, be in full force and effect and will be unimpaired by any acts or omissions of Seller, Seller's agents, employees, officers, directors or shareholders. Seller has provided to Buyer true and correct copies of all written Contracts, as modified to date, or true and complete memoranda describing the terms of all oral Contracts, and all liabilities and obligations under such Contracts can be ascertained from such copies or memoranda. The Contracts as amended through the date of this Agreement will not be modified without Buyer's written consent, which consent shall not be unreasonably withheld.

         6.10     Employees.

                  (a) Schedule 6.10 contains a true and complete list of all persons employed at the Stations, each such person's compensation and bonus arrangements and the Employee Plans listed in Schedule 6.11, if any, applicable to each such person. Seller is not a party to any agreement or arrangement, written or oral, with salaried or non-salaried employees except as described in Schedules 6.10 and 6.11 or included among the Operating Contracts. Except as described in Schedule 6.10, Seller has no knowledge that any employee identified in Schedule 6.10 currently plans to terminate employment, whether by reason of the transactions contemplated by this Agreement or otherwise.

                  (b) Except as disclosed in Schedule 6.10, Seller is not a party to or subject to any Contract with any labor organization, nor has Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of Seller's employees at the Stations. Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of Seller at the Stations. There are no unfair labor practice charges pending or, to the best of Seller's knowledge, threatened against Seller; there are no pending or threatened strikes, arbitration proceedings involving labor matters or other labor disputes affecting Seller or the Stations; and Seller has not experienced any strikes, work stoppages or other significant labor difficulties of any nature at the Stations in the past two (2) years.

         6.11 Employee Benefit Plans. Schedule 6.11 sets forth a true and complete list of each employee or retiree benefit or compensation plan within the meaning of

Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or compensation, bonus, incentive, deferral, equity based, severance, termination, retention, change in control, employment or other similar program, agreement, arrangement, trust or other funding arrangement, whether or not subject to the provisions of ERISA, to which Seller is bound or that is or has been established or maintained or in respect of which Seller has ever had any obligation to contribute (each, an "Employee Plan"). Except pursuant to an Employee Plan, Seller has no fixed or contingent liability or obligation to or in respect of any person now or formerly employed at the Stations or any beneficiary or dependent of any such person, including, without limitation, in respect of pension or thrift benefits or payments, individual or supplemental pension benefits or payments or compensation arrangements, contributions to hospitalization or other health, life or other welfare benefits, incentive benefits or payments, bonus benefits or payments or vacation, sick leave, disability and termination benefits or payments, including workers' compensation. No trade or business (whether or not incorporated) is or has been as of any date within the preceding six (6) years treated as a single employer together with Seller pursuant to Section 414 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code"). Seller has not incurred or does not reasonably expect to incur (either directly or indirectly, including as a result of any indemnification obligation) any liability that could become a liability of Buyer or, following the Closing, remain a liability of the Stations under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans and, to the best knowledge of Seller, no event, transaction or condition has occurred or exists which could result in any such liability. Each of the Employee Plans has been operated and administered in all respects in accordance with all applicable laws, including but not limited to ERISA and the Code. It is expressly understood that Buyer is not assuming any obligation of Seller under or with respect to any Employee Plan.

         6.12 Litigation. Except as set forth on Schedule 6.12, there is no unsatisfied judgment outstanding and no litigation, proceeding, claim or investigation of any nature pending or, to Seller's best knowledge, threatened against Seller or any of the Assets which might adversely affect the continued operation of the Stations or impair the value of the Assets or which might adversely affect Seller's ability to perform in accordance with the terms of this Agreement. Seller has no knowledge of any facts that could reasonably result in any such proceedings. With respect to each matter set forth therein,
Schedule 6.12 sets forth a description of the forum for the matter, the parties thereto and the type and amount of relief sought.

         6.13 Payment of Taxes. Seller has, or by the Closing Date will have, duly filed all tax returns and forms required to be filed in respect of the Stations and paid in full or discharged all taxes, assessments, excises, interest, penalties, deficiencies and other levies relating to the Assets or that could give rise to a lien or other encumbrances on the Assets in the hands of the Buyer, excepting such taxes, assessments, and other levies as will not be due until after the Closing Date and that are to be prorated between Seller and Buyer pursuant to Article IV. No event has occurred that could impose on Buyer any liability for any taxes, penalties, or interest due or to become due from Seller from any taxing authority.

         6.14 Compliance With Laws. To Seller's best knowledge, Seller has complied in all material respects with, and is not in violation of any federal, state or local laws, regulations or orders (including any applicable statutes, ordinances or codes relating to zoning and land use, health and sanitation, occupational safety, and the use of electrical power but excluding federal, state and local laws, regulations and orders relating to environmental protection, except as provided in Article VIII hereof) affecting the Assets, Seller's business, or the operation of the Stations. Without limiting the generality of the foregoing, to Seller's best knowledge:

                  (a) The Stations' transmitting and studio equipment is operating in accordance with the terms and conditions of the Station Licenses and the rules, regulations and policies of the Commission, including without limitation all regulations concerning equipment authorization and human exposure to radio frequency radiation. To the best of Seller's knowledge, (i) the Stations are not causing interference in violation of Commission rules to the transmission of any other broadcast Station or communications facility and have not received any complaints with respect thereto and (ii) no other broadcast Station or communications facility is causing interference in violation of Commission rules to the Stations' transmissions or the public's reception of such transmissions. There are no outstanding construction permits.

                  (b) Seller has, in the conduct of the Stations' business, complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those concerning wages, hours, equal employment opportunity, collective bargaining, pension and welfare benefit plans, and the payment of Social Security and similar taxes, and Seller is not liable for any arrearages of wages or any tax penalties due to any failure to comply with any of the foregoing.

                  (c) Seller has received no notification from the Commission that Seller's affirmative action program for the Stations or Seller's other employment practices fail to comply with Commission rules and policies.

                  (d) All ownership reports, employment reports, tax returns and other documents required to be filed by Seller with the Commission or other governmental authorities have been filed. Such items as are required to be placed in the Stations' local public inspection files have been placed in such files. All proofs of performance and measurements that are required to be made by Seller with respect to the Stations' transmission facilities have been completed and filed at the Stations. All information contained in the foregoing documents is true, complete and accurate in all material respects.

                  (e) The towers used in the operation of the Stations are painted, obstruction marked and lighted to the extent required by, and in accordance with the rules and regulations of the Federal Aviation
Administration (the "FAA"), the Commission and any other applicable requirements of law. Appropriate notifications to the FAA have been filed for such towers where required by the Commission's rules and regulations.

         6.15 Insolvency Proceedings. Neither Seller nor the Assets are the subject of any pending or threatened insolvency proceedings of any character, including without limitation bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary. Seller has not made an assignment for the benefit of creditors or taken any action in contemplation of or which would constitute a valid basis for the institution of any such insolvency proceedings. After giving effect to the Transaction, Seller (i) will have sufficient capital to carry on its business and transactions, (ii) will be able to pay its debts as they mature or become due, and (iii) will own assets the fair value of which will be greater than the sum of all liabilities (including contingent liabilities) of Seller not specifically assumed by Buyer pursuant to the terms of this Agreement. Seller is not insolvent nor will it become insolvent as a result of entering into this Transaction.

         6.16     Citizenship.  Seller is not a "foreign person" as defined in
Section 1445(f)(3) of the Code. On the Closing Date, Seller will deliver to Buyer an affidavit to that effect, verified as true and sworn to under penalty of perjury by a duly-authorized officer of Seller. The affidavit shall also set forth Seller's name, address, taxpayer identification number, and such additional information as may be required to exempt the Transaction from the withholding provisions of Section 1445 of the Code. Buyer shall have the right to furnish copies of the affidavit to the Internal Revenue Service.

         6.17 Patents, Trademarks, Copyrights. The call signs and all slogans, logos, copyrights, patents, trademarks, trade names, service marks, and other similar intangible property rights, including registrations and applications to register or renew the registrations of any of the foregoing, currently used to promote or identify the Stations, or otherwise used in connection with the Stations' business, are listed or described on Schedule 1.5 (the "Promotional Rights"). The Promotional Rights are either owned or validly licensed by Seller, and Schedule 1.5 identifies which Promotional Rights are so owned and which are licensed, and if licensed, the royalties paid thereon and the parties paid thereunder. Seller does not have any knowledge, nor has Seller received any notice to the effect that its use of any of the Promotional Rights may be or are claimed to infringe on the right of another. Seller has no knowledge of any infringement or unlawful or unauthorized use of such Promotional Rights, including without limitation the use of any call sign, slogan or logo by any broadcast or cable Station in the Atlanta, Georgia or Hapeville, Georgia areas that may be confusingly similar to the call signs, slogans, and logos currently used by the Stations. The operations of the Stations do not infringe any copyright, patent, trademark, trade name, service mark, or other similar right of any third party. Seller has not sold, licensed or otherwise disposed of any Promotional Rights to any person or entity and Seller has not agreed to indemnify any person or entity for any patent, trademark or copyright infringement. Schedule 1.5 lists all of the Promotional Rights which have been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office and United States Copyright Office or other filing offices, domestic or foreign.

         6.18 Financial Statements. Seller prepares, on a monthly basis, a Statement of Earnings and a Balance Sheet for each Licensee. The Earnings Statements and Balance Sheets provided to Buyer are listed on Schedule 6.18 (the "Financial Statements"). All reports are prepared internally, although the year-end adjustments are provided by Seller's external accountant. The July, 1998 reports for Forus Atlanta were the first prepared for that Licensee after the acquisition and reconstruction of Broadcast Station WWWE. The accountant has not yet provided the 1998 year-end adjustments for that Licensee. The 1997 year-end adjustments for Forus Georgia are reflected in the reports of that company for June, 1998; the 1998 year-end adjustments have not yet been received. Subject to the foregoing, all Financial Statements (i) have been prepared on a consistent basis throughout the periods involved and (ii) fairly and accurately reflect the financial condition and the results of the Stations' operations and cash flows as of the dates and for the periods indicated. Except as reflected in the Financial Statements or otherwise disclosed to Buyer in writing, no event has occurred since the preparation of the most recent Financial Statements that would make such Financial Statements misleading.

         6.19 Sufficiency of Assets. The Assets are sufficient to operate the Stations as they are now operated.

         6.20 No Misleading Statements. No statement made by Seller to Buyer and no information provided or to be provided by Seller to Buyer pursuant to this Agreement or in connection with the negotiations covering the transaction, contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary in order to make such statements or information not misleading.

                                  ARTICLE VII.
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer makes the following representations and warranties, all of which have been relied upon by Seller in entering into this Agreement and, except as otherwise specifically provided, all of which shall be true and correct as of Closing.

         7.1 Organization. Buyer is a corporation duly organized, validly existing, and in good standing, under the laws of the State of Delaware. Buyer is duly qualified to do business in the State of Georgia.

         7.2 Authorization. The execution and delivery of this Agreement by Buyer has been duly authorized by all necessary corporate action on the part of Buyer. Evidence of such authorizations shall be delivered to Seller at Closing. This Agreement has been duly executed by Buyer and delivered to Seller and constitutes a valid and binding agreement of Buyer, enforceable in accordance with its terms.

         7.3 No Breach. Except for Buyer's obligation to comply with certain requirements of that certain Credit Agreement (the "Credit Agreement") dated as of March 30, 1998 among Buyer, certain affiliates of Buyer, the lenders named therein (the "Senior Lenders") and the Bank of Montreal, Chicago Branch, as agent, including obtaining the consent of the Senior Lenders, none of (i) the execution, delivery and performance of this Agreement by Buyer, (ii) the consummation of the Transaction, or (iii) Buyer's compliance with the terms and conditions hereof will, with or without the giving of notice or the lapse of time or both, conflict with, breach the terms and conditions of, constitute a default under, or violate Buyer's articles of incorporation, bylaws, any judgment, decree, order, agreement, lease or other instrument to which Buyer is a party or by which Buyer is legally bound, or any law, rule or regulation applicable to Buyer.

         7.4 Litigation. There is no action, suit, investigation or other proceedings pending or, to Buyer's best knowledge, threatened which may adversely affect Buyer's ability to perform in accordance with the terms of this Agreement, and Buyer is unaware of any facts which could reasonably result in any such proceeding.

         7.5 No Misleading Statements. To Buyer's knowledge, no statement made by Buyer to Seller and no information provided or to be provided by Buyer to Seller pursuant to this Agreement or in connection with the negotiations covering the purchase and sale contemplated herein contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary in order to make such statements or information not misleading.

         7.6 Qualification as Broadcast Licensee. Buyer knows of no fact that would, under the Communications Act of 1934, as amended, or the rules, regulations and policies of the FCC, disqualify either Buyer or WAEC License Limited Partnership ("License Sub"), an affiliate, from becoming the licensee of the Stations. There are no proceedings, complaints, notices of forfeiture, claims, investigations pending or, to the knowledge of Buyer, threatened against any or in respect of any of the broadcast stations licensed to Buyer or its affiliates that would materially impair the qualifications of either Buyer or License Sub to become a licensee of the Stations.

                                 ARTICLE VIII.
                             ENVIRONMENTAL MATTERS

         Seller makes no warranties or representations concerning environmental conditions at the Real Property being sold hereunder.

                                  ARTICLE IX.
                            PRE-CLOSING OBLIGATIONS

         The parties covenant and agree as follows with respect to the period prior to the Closing Date:

         9.1 Application for Commission Consent. Within ten (10) business days after the date of this Agreement, Seller and Buyer shall join in and file an application or applications requesting the Commission's written consent to the assignment of the Station Licenses from Seller to Buyer (the "Assignment Applications"), and they will diligently take all steps necessary or desirable and proper to prosecute expeditiously the Assignment Applications and to obtain the Commission's determination that approval of the Assignment Applications will serve the public interest, convenience, and necessity, including, without limitation, compliance with the public notice requirements of the Communications Act of 1934, as amended. The failure by either party to timely file or diligently prosecute its portion of the Assignment

Applications shall be deemed a material breach of this Agreement. Each party shall bear its own expenses in connection with the preparation, filing and prosecution of the Assignment Applications. Each party will advise the other of all inquiries from the Commission staff concerning the Assignment Applications and will provide the other party copies of all correspondence from and to the Commission (including any amendments filed) regarding the same.

         9.2 Other Governmental Consents. Promptly following the execution of this Agreement, Seller and Buyer shall proceed to prepare and file with the appropriate governmental authorities (other than the Commission) such requests, if any, for approval or waiver as may be required from such governmental authorities in connection with the Transaction, and shall jointly, diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such requests for approval or waiver and all proceedings necessary to secure such approvals and waivers.

         9.3 Financial Information. Between the date hereof and the Closing Date, Seller shall furnish Buyer with monthly financial statements within fifteen (15) days after the end of each calendar month, and with such additional data concerning the Stations' financial condition as are prepared by Seller in the ordinary course of business, in the same form as the Financial Statements contained in Schedule 6.18. Such financial statements and additional data shall be accompanied by a certificate executed by the president of Forus Georgia certifying that such financial statements and data: (i) have been prepared on a consistent basis throughout the periods involved (except to the extent noted thereon) and (ii) fairly and accurately reflect the financial condition and the results of operations and cash flows of the Stations as of the dates and for the periods indicated in all material respects. Between the date hereof and the Closing Date, the president of Forus Georgia shall make himself available to Buyer, upon reasonable prior notice, to discuss and explain the compilation and preparation of the Financial Statements and the monthly financial statements and such other additional data provided pursuant to this Section 9.3, and each of the constituent elements reflected thereon.

         9.4 Third Party Consents. Seller shall use its best efforts to obtain the consents of the other contracting parties to the assignment of the Contracts requiring such consent. The delivery of such consents to the assignment of Contracts that are identified on Schedules 1.3(a), 1.3(c) and 1.3(e) to be material to the operation of the Stations ("Material Contracts") shall be a condition to Buyer's obligation to close under Section 10.2.7.

         9.5 Environmental Site Assessment. Within thirty (30) days of the execution of this Agreement, Buyer shall obtain a Phase I Environmental Assessment for each of the parcels of the Real Property-Owned (the "Environmental Assessment"). In the event the Environmental Assessment discloses any condition which could subject the owner of parcels of the Real Property-Owned to liability of any kind under any local, state or federal statute or regulation relating to the protection of human health or the environment (the "Environmental Laws"), Seller shall promptly cause the conditions to be remedied such that no conditions revealed by the Environmental Assessment exists; provided, however, that Seller shall not be obligated to expend in the aggregate in excess of Ten Thousand Dollars ($10,000) to effect such remediation. In the event such remedial action(s) does cost in the aggregate in excess of Ten Thousand Dollars ($10,000), Seller may elect not to take such remedial action. In such event, Buyer may require Seller to proceed to Closing and Buyer shall receive a proration at Closing, in the amount of Ten Thousand Dollars ($10,000), to be paid by Seller to Buyer by a separate certified or cashier's check and not by a credit towards the Purchase Price payable as provided in Article III hereof. Alternatively, Buyer may terminate this Agreement and neither Buyer nor Seller shall have any liability to the other as a result of such termination. The cost of completing the Environmental Assessment shall be paid by Buyer.

         9.6 Title Insurance. Within ten (10) days of the date of this Agreement, Seller shall deliver to Buyer its current title insurance policies. Seller shall cooperate with Buyer in obtaining the commitment of a title insurance company reasonably satisfactory to Buyer agreeing to issue to Buyer, at standard rates, ALTA 1992 Form extended coverage title insurance policies, insuring Buyer's interest in the Real Property (the "Title Commitment"). The costs of the Title Commitment shall be paid by Seller and the policy to be issued pursuant to the Title Commitment shall be paid by Buyer.

         9.7      [Reserved].

         9.8 Confidentiality. Each party agrees that any and all information learned or obtained by it from the other (and that is not otherwise public or known in the radio broadcast industry) shall be confidential and agrees not to disclose any such information to any person whatsoever other than as is necessary for the purpose of effecting the Transaction or as otherwise required by law.

         9.9 Access. Between the date hereof and the Closing Date, Seller shall give, upon prior notice, Buyer or representatives of Buyer (including lenders, consultants and accountants) reasonable access to the Assets and to the books and records of Seller relating to the business and operation of the Stations. It is expressly understood that, pursuant to this Section, Buyer, at its sole expense, shall be entitled to make such engineering inspections of the Stations, and such audits of the Stations' financial records as Buyer may desire, so long as the same do not unreasonably interfere with Seller's operation of the Stations.

         9.10     Employee Matters.

                  (a) As set forth on Schedule 6.10, Seller has provided to Buyer an accurate list of all current employees of the Stations together with a description of the terms and conditions of their respective employment and their duties as of the date of this Agreement. Seller shall promptly notify Buyer of any changes that occur prior to Closing with respect to such information.

                  (b) Buyer may extend offers of employment to those employees of Seller whom it desires to hire (such employees are hereinafter referred to as the "Hired Employees"), which offers shall be on terms and conditions that Buyer shall determine in its sole discretion. Buyer shall provide notice to Seller within fifteen (15) days of the FCC's initial grant of the Assignment Applications identifying those employees to whom Buyer intends to extend offers of employment. Nothing in this Agreement shall obligate Buyer to hire any employee of Seller. Seller waives any claims against Buyer or any of the Hired Employees arising from such employment, including without limitation any claims arising from any employment agreement or non-compete agreement. On or prior to Closing, Seller shall compensate each of the Stations' employees for all accrued commissions, accrued vacations, sick leave and other accrued benefits, or if Buyer assumes such obligations, such liabilities shall be prorated between Seller and Buyer pursuant to Article IV. Seller shall terminate the employment of all employees effective on the Closing Date and shall cooperate with, and use its best efforts to assist, Buyer in its efforts to secure satisfactory employment arrangements with the Hired Employees to whom Buyer makes offers of employment.

                  (c) Nothing contained in this Agreement shall confer upon any employee of Seller any right with respect to continued employment by Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any of the Hired Employees at any time, with or without cause.

         9.11 Operations Prior to Closing. Between the date of this Agreement and the Closing Date:

                  (a) Seller shall operate the Stations in the normal and usual manner, consistent with Seller's past practice and the rules, regulations, and policies of the Commission, and shall conduct the Stations' business only in the ordinary course. To the extent consistent with such operations, Seller shall use its best efforts to: (i) maintain the present character and entertainment format of the Stations and the quality of their programs; (ii) keep available for Buyer the services and number of the Stations' present employees reasonably necessary for the operation of the Stations; (iii) preserve the Stations' present customers and business relations; (iv) continue to make expenditures and engage in activities designed to promote the Stations; and (v) continue making capital expenditures, in the case of both (iv) and (v) of this Section 9.11(a), consistent with past practices of the Stations.

                  (b) Seller shall: (i) subject to Section 14.3, maintain the Assets in their present condition (reasonable wear and tear in normal use excepted); and (ii) maintain all inventories of supplies, tubes, and spare parts at levels consistent with the Stations' prior practices.

                  (c) Seller shall maintain its books and records in the usual and ordinary manner, on a basis consistent with prior periods.

                  (d) Seller shall comply with all laws, rules, ordinances and regulations applicable to it, to the Assets and to the business and operation of the Stations.

                  (e) Seller shall perform all Contracts without default and shall pay all of Seller's trade accounts payable in a timely manner; provided, however, that Seller may dispute, in good faith, any alleged obligation of Seller.

                  (f) Seller shall not, without the express written consent of Buyer which shall not be unreasonably withheld, and which shall be deemed given in the event Buyer has not responded to a written request therefor within ten (10) days: (i) sell or agree to sell or otherwise dispose of any of the Assets (A) other than in the ordinary course of business, and (B) unless such Assets are replaced prior to Closing by assets of equal or greater worth, quality and utility; (ii) acquiesce in any infringement, unauthorized use or impairment of the Intangible Property or change the Stations' call signs; (iii) enter into any employment contract on behalf of the Stations unless the same is terminable at will and without penalty; or (iv) enter into any other contract, lease or agreement that will be binding on Buyer after Closing unless Seller has entered into such contract, lease or agreement in the ordinary course of business and consistent with past practice and such contract, lease or agreement does not, in the aggregate, impose obligations in excess of Ten Thousand Dollars ($10,000).

         9.12 Adverse Developments. Seller shall promptly notify Buyer of any unusual or materially adverse developments that occur prior to Closing with respect to the Assets or the operation of the Stations; provided, however, that Seller's compliance with the disclosure requirements of this Section 9.12 shall not relieve Seller of any obligation with respect to any representation, warranty or covenant of Seller in this Agreement or waive any condition to Buyer's obligations under this Agreement.

         9.13 Administrative Violations. If Seller receives any finding, order, complaint, citation or notice prior to the Closing Date which states that any aspect of the Stations' operations violates any rule or regulation of the Commission or of any other governmental authority (an "Administrative Violation"), including without limitation any rule or regulation concerning environmental protection, the employment of labor, or equal employment opportunity, Seller shall promptly notify Buyer of the Administrative Violation, remove or correct the Administrative Violation, and be responsible for the payment of all costs associated therewith, including any fines or back pay that may be assessed.

         9.14     [Reserved.]

         9.15 Control of Stations. This Agreement shall not be consummated until after the Commission has given its written consent thereto, and notwithstanding anything herein to the contrary, between the date of this Agreement and the Closing Date, Buyer shall not directly or indirectly control, supervise or direct, or attempt to control, supervise or direct the operation of the Stations. Such operations shall be the sole responsibility of Seller.

         9.16     Buyer's Financing.

                  9.16.1 Other Documents and Acts. Seller shall execute such other reasonable documents and perform such other reasonable acts as are conventionally executed and performed by sellers when reasonably required to assist buyers in financing acquisitions. All such actions shall be at Buyer's expense.

                  9.16.2 Senior Lender's Consent. Buyer shall obtain any consent required under the Credit Agreement in order to enter into and perform its obligations under this Agreement.

                                   ARTICLE X.
                              CONDITIONS PRECEDENT

         10.1 Mutual Conditions. The obligation of both Seller and Buyer to consummate this Agreement is subject to the satisfaction of each of the following conditions:

                  10.1.1 Governmental Consents. The Commission shall have granted its consent to the Assignment Applications (the "FCC Consent").

                  10.1.2 Absence of Litigation. As of the Closing Date, no action, claim, suit or proceeding seeking to enjoin, restrain, or prohibit the consummation of the Transaction shall be pending before any court, the Commission, or any other governmental authority; provided, however, that this condition may not be invoked by a party if any such action, suit, or proceeding was solicited or encouraged by, or instituted as a result of any act or omission of, such party.

         10.2 Conditions to Buyer's Obligation. In addition to satisfaction of the mutual conditions contained in Section 10.1, the obligation of Buyer to consummate this Agreement is subject to the satisfaction of each of the following conditions:

                  10.2.1 Representations and Warranties. The representations and warranties of Seller to Buyer shall be true, complete, and correct in all material respects as of the Closing Date with the same force and effect as if then made.

                  10.2.2 Compliance with Conditions. All of the terms, conditions and covenants to be complied with or performed by Seller on or before the Closing Date shall have been timely complied with and performed in all material respects.

                  10.2.3 No Material Adverse Development. No material adverse development shall have occurred with respect to the Stations that results in a significant impairment to the ability of the Stations to operate as they are currently operated or represents a substantial impairment of the aggregate value of the Stations or Assets being conveyed, provided, however, a decline in economic conditions generally shall not constitute a substantial impairment of the aggregate value of the Stations or Assets being conveyed.

                  10.2.4 Title Commitment and Surveys. Buyer shall have timely received the Title Commitment, which shall reveal nothing inconsistent with Seller's representations and warranties hereunder. Seller shall have delivered to Buyer, at Seller's expense, surveys of the Real Property (i) certified to Buyer and the Senior Lenders and sufficient to remove any "survey exception" from the title insurance policies to be issued pursuant to the Title Commitments and (ii) which shall reveal nothing inconsistent with Seller's representations and warranties hereunder.

                  10.2.5 Validity of Station Licenses. On the Closing Date, Seller shall be the owner and holder of the Station Licenses to the extent that such authorizations can be owned or held by Seller under the Communications Act of 1934, as amended; the Station Licenses shall be in unconditional full force and effect, valid for the balance of the current license term applicable generally to radio stations licensed to communities in the state where the Stations are located; and so far as Seller has any knowledge, the Station Licenses shall be unimpaired by any acts or omissions of Seller or Seller's employees, agents, officers, directors or shareholders.

                  10.2.6 Closing Documents. Seller shall deliver to Buyer all of the closing documents specified in Section 11.2.1, all of which documents shall be dated as of the Closing Date, duly executed, and in a form customary in the state where the Assets are located and reasonably acceptable to Buyer.

                  10.2.7 Third Party Consents. Seller shall have obtained all consents to the assignment of Material Contracts (a "Required Consent"), such that Buyer will enjoy all of the rights and privileges of Seller under the Contracts subject only to the same obligations as are binding on Seller thereunder, pursuant to the present terms thereof. In the event Seller fails to obtain any consent necessary to validly assign a Contract (other than a Required Consent), such Contract shall not be assigned to Buyer at Closing; provided, however, that, Buyer may elect to require that Seller provide Buyer the benefits under such Contract until such necessary consent is obtained and such Contract is then assigned to Buyer; provided further, that Buyer shall reimburse Seller for amounts paid by Seller pursuant to the terms of such Contracts to the extent Buyer receives benefits thereunder.

                  10.2.8   [Reserved.]

                  10.2.9 Settlement of Claims. Seller shall have settled any and all claims against Seller that affect or concern the Assets.

                  10.2.10 Finality. The FCC Consent shall have become a Final Order. "Final Order" means an order or action of the Commission that, by reason of expiration of time or exhaustion of remedies, is no longer subject to administrative or judicial reconsideration or review.

                  10.2.11 Satisfactory Environmental Assessment. To the extent that the Environmental Assessment or additional testing conducted pursuant to Section 9.5 hereof reflects the existence of conditions which could subject the owner of parcels of the Real Property to liability of any kind under any Environmental Law, either (i) Seller shall have completed the remediation of such conditions in accordance with Section 9.5 hereof or (ii) Buyer shall have provided notice to Seller of Buyer's election to proceed to Closing with the proration to the Purchase Price specified in Section 9.5 hereof.

         10.3 Conditions to Seller's Obligation. In addition to satisfaction of the mutual conditions contained in Section 10.1, the obligation of Seller to consummate this Agreement is subject to satisfaction of each of the following conditions:

                  10.3.1 Representations and Warranties. The representations and warranties of Buyer to Seller shall be true, complete and correct in all material respects as of the Closing Date with the same force and effect as if then made.

                  10.3.2 Compliance with Conditions. All of the terms, conditions and covenants to be complied with or performed by Buyer on or before the Closing Date shall have been timely complied with and performed in all material respects.

                  10.3.3 Payment. Buyer shall have paid Seller the Purchase Price as provided in Article III.

                  10.3.4 Closing Documents. Buyer shall deliver to Seller all the closing documents specified in Section 11.2.2, all of which documents shall be dated as of the Closing Date, duly executed, and in a form customary in transactions of this type and reasonably satisfactory to Seller.

                                  ARTICLE XI.
                                    CLOSING

         11.1 Closing Date. The Closing hereunder shall occur on a date mutually agreeable to Buyer and Seller no later than thirty (30) days after the Commission's action granting its consent to the Assignment Applications has become a Final Order, or, at the election of the Buyer, the date of the Commission's action granting its consent (the "Closing Date"); provided, however, that the Closing shall occur no later than May 1, 2000. The Closing shall be effective as of 12:01 a.m. EST on the Closing Date. The Closing shall take place on the Closing Date at (i) the offices of Buyer's counsel in Washington, D.C., commencing at 10:00 a.m. EST or (ii) such other mutually acceptable time or place. If, as of the Closing Date, any condition precedent described in Article X has not been satisfied, the party that is entitled to require that such condition be satisfied may (in its sole discretion) notify the other party of the absence of such condition precedent at or before the Closing and simultaneously therewith postpone the Closing until a date ten (10) days after all such conditions have been (or are able to be) performed, and such postponed date shall constitute the new Closing Date for all purposes hereunder. Each of the parties shall use its reasonable best efforts to obtain any FCC authority necessary to schedule the Closing Date as contemplated in this Section.

         11.2 Performance at Closing. The following documents shall be executed and delivered at Closing:

                  11.2.1   Seller shall deliver to Buyer:

                  (a) A certificate executed by Seller attesting to Seller's compliance with the matters set forth in Sections 10.2.1 and 10.2.2 together with certified

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

copies of (i) the Certificate of Incorporation of Seller and (ii) appropriate evidence of Seller's authorization to enter into and consummate this Agreement.

                  (b) One or more assignments transferring to Buyer all of the interests of Seller in and to the Station Licenses, any Station Applications, and any other licenses, permits, and authorizations issued by any other governmental authorities that are used in or necessary for the lawful operation of the Stations.

                  (c) One or more bills of sale conveying to Buyer the Station Equipment.

                  (d) One or more assignments, together with all required consents assigning to Buyer all of the Material Contracts and all other Contracts for which the necessary contents have been obtained, the Station Records and the Intangible Property.

                  (e) One or more assignments, general warranty deeds or other appropriate instruments conveying to Buyer all rights of Seller in the Real Property and all consents to such assignments necessary for the legally enforceable assignment of such interests.

                  (f)      The Covenant.

                  (g) An opinion of Seller's corporate and FCC Counsel, dated the Closing Date, substantially in the form set forth in Exhibit B, subject to customary qualifications, and addressed to Buyer.

                  (h)      The affidavit described in Section 6.16.

                  (i)      The Landlord Consents.

                  (j) A certified or cashier's check in the amount of proration, if any, due Buyer pursuant to Article IV and Section 9.5 hereof.

                  11.2.2   Buyer shall deliver to Seller:

                  (a) A certificate executed by Buyer attesting to Buyer's compliance with the matters set forth in Sections 10.3.1 and 10.3.2, together with certified copies of (i) the Certificate of Incorporation of Buyer and (ii) appropriate evidence of Buyer's authorization to enter into and consummate this Agreement.

                  (b) The Purchase Price as provided in Section 10.3.3 hereof.

                  (c) Such assumption agreements and other instruments and documents as are required to make, confirm, and evidence Buyer's assumption of and obligation to pay, perform, or discharge Seller's obligations under the Contracts to the extent the same are to be assumed by Buyer pursuant to the terms of this Agreement.

                  (d) A certified or cashier's check in the amount of proration, if any, due Seller pursuant to Article IV hereof.

                  11.2.3 Other Documents and Acts. The parties will also execute such other documents and perform such other acts, before and after the Closing Date, as may be necessary for the complete implementation and consummation of this Agreement.

                                  ARTICLE XII.
                            POST-CLOSING OBLIGATIONS

         The parties covenant and agree as follows with respect to the period subsequent to the Closing Date:

         12.1     Indemnification.

                  12.1.1 Buyer's Right to Indemnification. Seller undertakes and agrees to indemnify, defend by counsel reasonably acceptable to Buyer, and hold harmless Buyer, its parent, subsidiaries, affiliates, successors and assigns and their respective directors, officers, employees, shareholders, representatives and agents (hereinafter referred to collectively as "Buyer Indemnitees") from and against and in respect of any and all losses, costs, liabilities, claims, obligations, diminution in value and expenses, including reasonable attorneys' fees, incurred or suffered by a Buyer Indemnitee arising from (i) the claims of third parties with respect to operation of the Stations or ownership of the Assets prior to Closing not expressly assumed by Buyer pursuant to this Agreement or otherwise consented to by Buyer in writing; (ii) a breach, misrepresentation, or other violation of any of Seller's covenants, warranties or representations contained in this Agreement; (iii) all liens, charges, or encumbrances on any of the Assets which are not expressly permitted by this Agreement or otherwise consented to by Buyer in writing; (iv) all Administrative Violations and alleged Administrative Violations occurring prior to Closing; and (v) any breach or default by Seller under any Contract prior to Closing. The foregoing indemnity is intended by Seller to cover all acts, suits, proceedings, claims, demands, assessments, adjustments, diminution in value, costs, and expenses with respect to any and all of the specific matters in this indemnity set forth.

                  12.1.2 Seller's Right to Indemnification. Buyer undertakes and agrees to indemnify, defend by counsel reasonably acceptable to Seller, and hold harmless Seller, its parent, subsidiaries, affiliates, successors and assigns and their respective directors, officers, employees, shareholders, representatives and agents (hereinafter referred to collectively as "Seller Indemnitees") against any and all losses, costs, liabilities, claims, obligations and expenses, including reasonable attorneys' fees, incurred or suffered by a Seller Indemnitee arising from (i) the claims of third parties with respect to the operation of the Stations or ownership of the Assets after Closing; (ii) a breach, misrepresentation, or other violation of any of Buyer's covenants, warranties or representations contained in this Agreement; (iii) all liabilities under the Contracts to the extent specifically assumed by Buyer pursuant to this Agreement; and (iv) any breach or default by Buyer under any Contract after Closing. The foregoing indemnity is intended by Buyer to cover all acts, suits, proceedings, claims, demands, assessments, adjustments, costs, and expenses with respect to any and all of the specific matters in this indemnity set forth.

                  12.1.3 Conduct of Proceedings. If any claim or proceeding covered by the foregoing agreements to indemnify and hold harmless shall arise, the party who seeks indemnification (the "Indemnified Party") shall give written notice thereof to the other party (the "Indemnitor") promptly after the Indemnified Party learns of the existence of such claim or proceeding; provided, however, that the Indemnified Party's failure to give the Indemnitor prompt notice shall not bar the Indemnified Party's right to indemnification unless such failure has materially prejudiced the Indemnitor's ability to defend the claim or proceeding. The Indemnitor shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend against any such claim or proceeding, or to compromise, settle or otherwise dispose of the same, if the Indemnitor deems it advisable to do so, all at the expense of the Indemnitor; provided that the Indemnitor shall not have the right to control the defense of any such claim or proceeding unless it has acknowledged in writing its obligation to indemnify the Indemnified Party fully from all liabilities incurred as a result of such claim or proceeding and then and periodically thereafter provides the Indemnified Party with reasonably sufficient evidence of the ability of the Indemnitor to satisfy any such liabilities. The parties will fully cooperate in any such action, and shall make available to each other any books or records useful for the defense of any such claim or proceeding. If the Indemnitor fails to acknowledge in writing its obligation to defend against or settle such claim or proceeding within twenty (20) days after receiving notice thereof from the Indemnified Party (or such shorter time specified in the notice as the circumstances of the matter may dictate), the Indemnified Party shall be free to dispose of the matter, at the expense of the Indemnitor, in any way in which the Indemnified Party deems to be in its best interest.

                  12.1.4 Indemnification Not Sole Remedy. The right to indemnification hereunder shall not be the exclusive remedy of any party in connection with any breach by another party of its representations, warranties, or covenants, nor shall such indemnification be deemed to prejudice or operate as a waiver of any remedy to which any party may otherwise be entitled as a result of any such breach.

                  12.1.5 Limits on and Conditions of Indemnification; Threshold and Cap. Notwithstanding any other provision hereof, no Indemnified Party shall be entitled to make a claim against an Indemnitor in respect of any breach of this Agreement except to the extent that the aggregate amount of such damages exceeds the amount of Twenty Five Thousand Dollars ($25,000); provided, however, that once such aggregate has been exceeded, such Indemnitor shall be liable for the full amount of such damages. Notwithstanding any other provision of the Agreement, neither the indemnity obligation of Seller nor the indemnity obligation of Buyer shall exceed One Million Dollars ($1,000,000). Notwithstanding the immediately preceding sentence, the indemnity obligation of Voth-Rosen shall not exceed Twenty Five Thousand Dollars ($25,000), provided, however, this limitation shall not apply in respect of any amounts distributed from the Licensees to Voth-Rosen, if such distribution renders either of the Licensees insolvent or otherwise unable to satisfy any of their respective indemnity obligations, in whole or in part, set forth in this Agreement.

         12.2 Post-Closing Access. Each party agrees that it will cooperate with and make available to the other party, during normal business hours and upon reasonable notice, all books and records which are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such books and records, information or employees for any reasonable business purpose. The party requesting any such books and records, information or employees shall bear all of the out-of-pocket costs and expenses reasonably incurred in connection with providing such books and records, information or employees. All information received pursuant to this Section 12.2 shall be kept confidential by the party receiving it. If Buyer or Seller is required by legal process or operation of law to disclose any confidential information, it shall provide the other party with prompt written notice of such request so that such other party may seek an appropriate protective order.

                                 ARTICLE XIII.
                              DEFAULT AND REMEDIES

         13.1 Termination by Seller. This Agreement may be terminated by Seller and the purchase and sale of the Stations abandoned, if Seller is not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

                  (a) If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Seller set forth in
Section 10.3 hereof have not been satisfied in all material respects or waived in writing by Seller.

                  (b) If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree or order that would prevent or make unlawful the Closing.

                  (c) If there shall have been any material breach of any representation, warranty, covenant or agreement made herein on the part of Buyer.

                  (d) If the Closing shall not have occurred by May 1, 2000.

         13.2 Termination by Buyer. This Agreement may be terminated by Buyer and the purchase and sale of the Stations abandoned, if Buyer is not then in material default, upon written notice to Seller, upon the occurrence of any of the following:

                  (a) If on the date that would otherwise be the Closing Date any of the conditions precedent to the obligations of Buyer set forth in
Section 10.2 hereof have not been satisfied in all material respects or waived in writing by Buyer.

                  (b) If there shall be in effect on the date that would otherwise be the Closing Date any judgment, decree or order that would prevent or make unlawful the Closing.

                  (c) If there shall have been any material breach of any representation, warranty, covenant or agreement made herein on the part of Seller.

                  (d) If the Closing shall not have occurred by May 1, 2000.

         13.3 Letter of Credit. Upon execution and delivery of this Agreement, Buyer shall deliver a letter of credit in the amount of Five Hundred Thousand Dollars ($500,000) (the "Letter of Credit") to Force Communications and Consultants, LLC (the "Escrow Agent") in accordance with an escrow agreement among Buyer, Seller and the Escrow Agent (the "Escrow Agreement") attached hereto as Exhibit C. The Letter of Credit shall be held and disbursed in accordance with the terms of the Escrow Agreement and the following provisions:

                  (a) Upon Closing, Buyer and Seller shall jointly instruct the Escrow Agent to return the Letter of Credit to Buyer.

                  (b) If this Agreement is terminated pursuant to Section 9.5, 13.2 or Article XIV and Section 13.3(c) does not apply and Buyer is not in material breach of this Agreement, Buyer and Seller shall jointly instruct the Escrow Agent to return the Letter of Credit to Buyer.

                  (c) If this Agreement is terminated on account of a breach by Buyer, and Seller is not in material breach of this Agreement, Seller shall be entitled to liquidated damages of Five Hundred Thousand Dollars ($500,000), to be paid to Forus Management Corp., as trustee for Seller, from the proceeds of the Letter of Credit, the parties hereby agreeing that Seller's actual damages would be difficult to ascertain and that Five Hundred Thousand Dollars is a fair and equitable amount to reimburse Seller for such breach. Seller hereby waives all claims to any other damages arising from any termination of this Agreement.

         13.4     [Reserved]

         13.5 Buyer's Remedies. The parties recognize that if, prior to Closing, Seller breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled, in addition to any other remedies that may be available (including but not limited to the provisions of Section 12.1 (relating to Indemnification)), to obtain specific performance of the terms of this Agreement prior to Closing. If any action is brought by Buyer to enforce this Agreement prior to Closing, Seller shall waive the defense that there is an adequate remedy at law. In the event Buyer elects to terminate this Agreement as a result of Seller's default instead of seeking specific performance, Buyer shall be entitled to recover Buyer's damages, not to exceed Five Hundred Thousand Dollars ($500,000). There shall be an overall limitation of One Million Dollars ($1,000,000) on Seller's liability under this Agreement, inclusive of the Five Hundred Thousand Dollars ($500,000) set forth in the preceding sentence, in addition to which the limitation on the liability of Voth-Rosen set forth in Section 12.1.5 shall be all-inclusive.

         13.6 Breach of Contract. For purposes of clarification, it shall be a breach by Seller if, at the Closing, Section 10.2.1 or 10.2.2 is not met and/or Seller does not comply in all material respects with Section 11.2.1 and, to the extent applicable, Section 11.2.3, and it shall be a breach by Buyer if, at the Closing, Section 10.3.1 or 10.3.2 is not met and/or Buyer does not comply in all material respects with Section 11.2.2 and, to the extent applicable, Section 11.2.3.

                                  ARTICLE XIV.
                                  TERMINATION

         14.1 Absence of Commission Consent. This Agreement may be terminated at the option of either party upon notice to the other if the Closing has not occurred by May 1, 2000; provided, however, that neither party may terminate this Agreement if such party is in default hereunder, or if a delay in any decision or determination by the Commission respecting the Assignment Applications has been caused or materially contributed to by such party's action or inaction with respect to the Assignment Applications. In the event of termination pursuant to this Section, the parties shall be released and discharged from any further obligation hereunder (i) unless the failure to obtain such Final Order is attributable to Buyer and Seller is not in default and has otherwise complied with its obligations under this Agreement, in which case Seller shall be entitled to liquidated damages as provided in Section 13.3(c); or (ii) unless the failure to obtain such Final Order is attributable to Seller and Buyer is not in default and has otherwise complied with its obligations under this Agreement, in which case Buyer shall be entitled to liquidated damages as provided in Section 13.5.

         14.2 Designation for Hearing. Either party may terminate this Agreement upon notice to the other, if, for any reason, the Assignment Applications are designated for hearing by the Commission; provided, however, that notice of termination must be given within twenty (20) days after release of the hearing designation order and that the party giving such notice is not in default and has otherwise complied with its obligations under this Agreement. Upon termination pursuant to this Section 14.2, the parties shall be released and discharged from any further obligation hereunder , except that if the factual situation which caused the Commission to designate the Assignment Applications for hearing arose out of or involved or reflected a violation of any warranty or representation or covenant of either party, the other party shall have the remedy provided for it in Section 13.3(c) or Section
13.5 hereof.

         14.3     Damage.

                  14.3.1 Risk of Loss. The risk of loss or damage to the Assets shall be upon Seller at all times prior to the Closing. In the event of loss or damage, Seller shall promptly notify Buyer thereof and shall repair, replace and restore the lost or damaged property to its former condition as soon as possible. If such repair, replacement and restoration has not been completed prior to the Closing Date, Buyer may, at its option:

                  (a) elect to terminate this Agreement, but only if the failure to repair, replace and restore the lost or damaged property continues for a period in excess

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

of sixty (60) days from the date that would be the Closing Date without consideration of this Section 14.3;

                  (b) elect to consummate the Transaction on the Closing Date in which event Seller shall assign to Buyer all of Seller's rights under any applicable insurance policies; or

                  (c) elect to postpone the Closing Date, with prior consent of the Commission if necessary, which consent both parties will use their reasonable best efforts to obtain, until a date within fifteen (15) business days after Seller gives written notice to Buyer of completion of the repair, replacement and restoration of such lost or damaged property. If, after the expiration of that extension period, the lost or damaged property has not been adequately repaired, replaced or a restored, Buyer may terminate this Agreement, and the parties shall be released and discharged from any further obligation hereunder.

                  (d) Buyer's election of the remedy under Section 14.3.1(a) or 14.3.1(c) above, shall extend the May 1, 2000 deadline provided in
Section 11.1 hereof and elsewhere in this Agreement, and upon termination by Buyer under any provision of this Section 14.3.1 the parties shall be released and discharged from any further obligation hereunder.

                  14.3.2 Failure of Broadcast Transmission. Seller shall give prompt written notice to Buyer if either of the following (a "Specified Event") shall occur: (i) the regular broadcast transmissions of the Stations in the normal and usual manner are interrupted or discontinued; or (ii) the Stations are operated at less than ninety percent (90%) of their licensed effective radiated power. If any Specified Event persists for more than seventy-two (72) hours (or, in the event of force majeure or utility failure affecting generally the market served by the Stations, ninety-six (96) hours), whether or not consecutive, during any period of thirty (30) consecutive days, then Buyer may, at its option: (i) terminate this Agreement by written notice given to Seller not more than ten (10) days after the expiration of such thirty
(30) day period, or (ii) proceed in the manner set forth in Section 14.3.1. In the event of termination of this Agreement by Buyer pursuant to this Section, the parties shall be released and discharged from any further obligation hereunder.

                  14.3.3 Resolution of Disagreements. If the parties are unable to agree upon the extent of any loss or damage, the cost to repair, replace or restore any lost or damaged property, the adequacy of any repair, replacement, or restoration of any lost or damaged property, or any other matter arising under this Section 14.3, the disagreement shall be referred to a qualified consulting communications engineer mutually acceptable to Seller and Buyer who is a member of the Association of Federal Communications Consulting Engineers, whose decision shall be final, binding upon and non-appealable by the parties, and whose fees and expenses shall be paid one-half by Seller and one-half by Buyer.

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

                                  ARTICLE XV.
                       POST-CLOSING OBLIGATIONS OF SELLER

         Seller acknowledges that Buyer may use the financial statements of Seller and other information regarding Seller in connection with future financings by Buyer, including in an initial public offering prospectus and a registration statement filed under the Securities Act of 1933, as amended (the "Public Filings") to be issued or filed by Buyer. For a period of three (3) years from the Closing Date, Seller shall cooperate in a commercially reasonable manner with Buyer so that Buyer can obtain information sufficient for Buyer to prepare an initial public offering prospectus and the Public Filings, in each case at Buyer's sole expense. The foregoing cooperation of Seller shall include (i) compiling the requisite financial information, including supplying financial information for purposes of comfort letters to be issued in connection with Public Filings, (ii) granting Buyer and its accountants full and complete access to the books and records of Seller and to any personnel knowledgeable about such books and records (including the Seller's accountants), in each case, to the extent reasonably requested by Buyer and (iii) signing customary management representation letters related to the financial statements and any comfort letters.

                                  ARTICLE XVI.
                               GENERAL PROVISIONS

         16.1 Brokerage. Each party represents and warrants to the other that no agent, broker, investment banker, or other person or firm acting on behalf of such party or any of its affiliates or under the authority of any of them, other than Force Communications and Consultants, LLC, is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with the Transaction. All fees due and owing to Force Communications and Consultants, LLC shall be borne by Seller. Each party hereby agrees to indemnify, save harmless and defend the other from and against all claims, losses, liabilities and expenses, including reasonable attorney's fees, arising out of any claim made by any broker, finder or other intermediary who claims to have dealt with such party in connection with the transaction which is the subject of this Agreement. The provisions of this Section 16.1 shall survive Closing hereunder.

         16.2 Expenses. Except as otherwise provided herein, all expenses involved in the preparation and consummation of this Agreement shall be borne by the party incurring the same whether or not the Transaction is consummated. All Commission filing fees for the Assignment Applications shall be shared equally by Buyer and Seller. All recording costs for instruments of transfer shall be shared equally by Buyer and Seller. All stamp, sales, use and transfer taxes shall be paid by Seller.

         16.3 Notices. All notices, requests, demands, and other communications pertaining to this Agreement shall be in writing and shall be deemed duly given when delivered personally (which shall include delivery by U.S. Express Mail, Federal Express or other nationally recognized, reputable overnight courier service that issues a receipt or other



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

confirmation of delivery) to the party for whom such communication is intended, addressed as follows:

                  (a)      If to Seller:

                           Forus Communications of Atlanta, Inc.
                           Forus Communications of Georgia, Inc.
                           9600 Koger Boulevard, #202
                           St. Petersburg, Florida 33702
                           Attn: Mr. Lind Carl Voth
                           Tel: (727) 576-0647
                           Fax: (727) 576-1841

                           with a copy, which shall not constitute notice, to:

                           William P. Bernton, Esq.
                           2 Mill Lane
                           Yarmouth Port, MA  02675
                           Tel: (508) 362-4358
                           Fax: (508) 362-4358

                  (b)      If to Buyer:

                           Beasley FM Acquisition Corp.
                           3033 Riviera Drive, Suite 200
                           Naples, Florida 34103
                           Attn: Caroline Beasley
                           Tel: (941) 263-5000
                           Fax: (941) 434-8950

                           with a copy, which shall not constitute
                           notice, to:

                           Joseph D. Sullivan, Esq.
                           Latham & Watkins
                           1001 Pennsylvania Avenue, N.W.
                           Suite 1300
                           Washington, D.C. 20004
                           Tel: (202) 637-2221
                           Fax: (202) 637-2201
                           (Counsel to Beasley FM Acquisition Corp.)

Any party may change its address for notices by notice to the others given pursuant to this Section.

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

         16.4 Attorneys' Fees. If either party initiates any litigation against the other party involving this Agreement, the prevailing party in such action shall be entitled to receive reimbursement from the other party for all reasonable attorneys' fees and other costs and expenses incurred by the prevailing party in respect of that litigation, including any appeal, and such reimbursement may be included in the judgment or final order issued in that proceeding.

         16.5 Survival of Representations, Warranties and Indemnification Rights. The several representations and warranties of the parties contained herein, and the parties respective indemnification rights pursuant to Section 12.1, shall survive the Closing for a period of one (1) year, at which time the same shall expire (except for claims asserted during such one (1) year period).

         16.6 Exclusive Dealings. For so long as this Agreement remains in effect, neither Seller, its officers, directors, employees, nor any person acting on Seller's behalf, shall, directly or indirectly, solicit or initiate any offer from, or conduct any negotiations with, any person other than Buyer or Buyer's assignee(s) concerning the acquisition of the Stations.

         16.7 Waiver. Unless otherwise specifically agreed in writing to the contrary: (i) the failure of any party at any time to require performance by any other of any provision of this Agreement shall not affect such party's right thereafter to enforce the same; (ii) no waiver by any party of any default by any other shall be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver shall be taken or held to be a waiver by such party of any other preceding or subsequent default; and (iii) no extension of time granted by any party for the performance of any obligation or act by any other party shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

         16.8 Assignment. No party may assign its rights or obligations hereunder without the prior written consent of the other parties except Buyer may assign all or a portion of its rights and obligations to a corporation, partnership or other business entity that controls, is controlled by, or is under common control with Buyer, including without limitation, the assignment of the Station Licenses and Station Applications to License Sub, provided that any such assignment shall not release Buyer from any of its obligations under this Agreement. Seller agrees to execute acknowledgments of any assignment(s) pursuant to this Section 16.8 in such forms as Buyer may from time to time request. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors and assignees.

         16.9 Entire Agreement. This Agreement and the Exhibits and Schedules hereto (which are incorporated by reference herein) constitute the entire agreement between the parties with respect to the subject matter hereof and referenced herein, supersede and terminate any prior agreements between the parties (written or oral). This Agreement may not be altered or amended except by an instrument in writing signed by the party against whom enforcement of any such change is sought.

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

         16.10 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures on each such counterpart were on the same instrument.

         16.11 Construction. The Section headings of this Agreement are for convenience only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement. As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

         16.12 Schedules and Exhibits. The Schedules and Exhibits to this Agreement are a material part of this Agreement.

         16.13 Severability. If any one or more of the provisions contained in this Agreement should be found invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. Any illegal or unenforceable term shall be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable law and such term, as so modified, and the balance of this Agreement shall then be fully enforceable.

         16.14 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to the choice of law rules utilized in that jurisdiction.

         16.15 Counsel. Each party has been represented by its own counsel in connection with the negotiation and preparation of this Agreement and, consequently, each party hereby waives the application of any rule of law that would otherwise be applicable in connection with the interpretation of this Agreement, including but not limited to any rule of law to the effect that any provision of this Agreement shall be interpreted or construed against the party whose counsel drafted that provision.

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

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by a respective duly authorized officer as of the date first written above.

                                            SELLER:

                                            FORUS COMMUNICATIONS OF GEORGIA,
                                            INC.

                                            By:  /s/ LIND CARL VOTH
                                               ---------------------------------
                                               Name:  Lind Carl Voth
                                               Title: President

                                            FORUS COMMUNICATIONS OF ATLANTA,
                                            INC.

                                            By:  /s/ LIND CARL VOTH
                                               ---------------------------------
                                               Name:  Lind Carl Voth
                                               Title: Secretary

                                            LIND CARL VOTH

                                                 /s/ LIND CARL VOTH
                                               ---------------------------------

                                            SIMON ROSEN

                                                 /s/ SIMON ROSEN
                                               ---------------------------------

                                            BUYER:

                                            BEASLEY FM ACQUISITION CORP.


                                            By:  /s/ CAROLINE BEASLEY
                                               ---------------------------------
                                               Name:  Caroline Beasley
                                               Title: Secretary

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